Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter and Year-to-Date Results (Unaudited)

Costa Mesa, Calif., October 23, 2007 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, (the “Bank”), recorded third quarter net income of $851,000, or $0.13 per diluted share, compared to $1.5 million, or $0.23 per diluted share, for the third quarter of 2006, a decrease of 43.4%.  Net income for the nine months ended September 30, 2007 was $3.0 million, or $0.45 per diluted share, compared to $6.2 million, or $0.92 per diluted share in the comparable prior period, a decrease of 51.1%.  The result for the 2006nine-month period was positively impacted by a $2.4 million reduction in the valuation allowance for deferred tax assets. All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Return on average assets (ROAA) and return on average equity (ROAE) for the nine months ended September 30, 2007 was 0.54% and 6.61%, respectively, compared to 1.19% and 15.16%, respectively, for the same period in 2006.  The Company’s basic and diluted book value per share increased to $11.60 and $9.56, respectively, at September 30, 2007, reflecting an annualized increase of 6.9% and 4.7% from December 31, 2006.

Steven R. Gardner, President and Chief Executive Officer, stated, “The third quarter proved to be challenging to the banking industry as the housing market continues to weaken and competition for both loans and deposits intensifies.  Overall, we are satisfied with our performance considering the difficult interest-rate environment and highly competitive market within Southern California. Our Board and management continue to take a long-term view of our business and to position the Company to maximize shareholder value. This view is evident in our decision to exit subprime lending in 2000 and to cease residential construction lending in 2002, two areas that are becoming increasingly challenging issues for banks still engaged in these activities.”

Mr. Gardner continued, “As part of our commercial banking strategy we seek to remix the loan portfolio toward higher-yielding loan types, thus we sold $69.9 million of multi-family loans which generated $970,000 in gains during the third quarter.  Our net interest margin expanded by 19 basis points in the quarter compared to the prior year’s third quarter.  Our business bankers remain focused on generating new relationships with business owners within our communities and have generated 457 new business transactional accounts year to date.”

For the three and nine months ended September 30, 2007, net interest income increased to $4.7 million and $13.7 million, respectively, compared to $4.1 million and $12.9 million for the same periods a year earlier.  The increase for the three-month period is predominately attributable to a 13.0% growth in interest income, from $11.3 million to $12.8 million.  Growth in interest income was predominately attributable to a 6.2% increase in the average loan yield to 7.40% from 6.97% over the prior year period plus an increase in average loans outstanding of $23.5 million.  As part of the Bank’s commercial banking platform, management implements various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans. Partially offsetting the increase in interest income was an increase in interest expense for the three months ended September 30, 2007 of 11.6%, or $843,000.  The increase in interest expense was attributable to increases in average deposits outstanding of $59.0 million, as well as the increase in the average cost of deposits of 62 basis points over the prior year period.

The net interest margin for the quarter ended September 30, 2007 was 2.65% compared to 2.46% for the same period a year ago.  The increase was primarily attributable to increases in the average rate earned on loans of 43 basis points, which was partially offset by an increase in the average cost of deposits.  The increase in the cost of funds is attributable to continued strong competitor deposit pricing within the Bank’s primary markets which was partially offset by lower borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances.  The increase in loan rates is primarily due to the change in the mix of the loan portfolio to include more commercial real estate and business loans and less multi-family loans, as well as, the repricing of the Bank’s adjustable loans.  Non-multi-family loans increased from 41.2% of the loan portfolio as of September 30, 2006 to 46.2% a year later.

The provision for loan losses was $403,000 and $917,000 for the three and nine months ended September 30, 2007, respectively, compared to zero and $104,000 for the same periods in 2006.  The increase in the provision for the nine months ended September 30, 2007 is primarily due to the combination of an increase in the Bank’s loan portfolio to include more business and commercial real estate loans, as well as an increase in nonperforming loans, discussed below.  Net charge-offs in the third quarter of 2007 were $46,000 compared to net recoveries of $116,000 for the same period in 2006.

Noninterest income was $1.5 million and $5.1 million for the three and nine months ended September 30, 2007, respectively, compared to $2.2 million and $4.4 million, respectively, for the same periods ended September 30, 2006.  The decrease in the current three-month period compared to the same period in the prior year is primarily due to a decrease in gains from loan sales of $492,000.  The increase in noninterest income for the nine-month period is primarily due to an increase in gains from loan sales of $713,000 compared to the same period in 2006.

Noninterest expenses were $4.4 million and $13.1 million for the three and nine months ended September 30, 2007, respectively, compared to $3.9 million and $11.3 million for the same periods ended September 30, 2006.  The increase in noninterest expense for the three and nine months was primarily the result of increases in compensation and benefits expense of $327,000 and $1.1 million, respectively, attributable primarily to the Bank’s branch expansion and the hiring of additional business bankers.  The number of employees at the Bank grew from 105 at September 30, 2006 to 114 at September 30, 2007.

The Company had a tax provision for the three and nine months ended September 30, 2007 of $574,000 and $1.8 million, respectively.  For the three-month period a year earlier, the Company had a tax provision of $845,000 and for the nine-month period it had a tax benefit of $302,000. During the 2006 nine-month period, the Company benefited from a reduction in its valuation allowance for deferred taxes of $2.4 million.  The Company’s valuation allowance for deferred taxes was zero at September 30, 2007, as the deferred tax assets were determined, more likely than not, to be realized based on recent earnings and management’s analysis of the valuation allowance during the quarter.

Total assets of the Company were $779.1 million as of September 30, 2007, compared to $730.9 million as of December 31, 2006.  The $48.2 million, or 6.6%, increase in total assets is primarily due to increases in investments classified as held–to-maturity securities and net loans of $40.0 million and $21.0 million, respectively, partially offset by a decrease in federal funds sold of $10.0 million.

Net loans increased $21.0 million to $626.1 million as of September 30, 2007, compared to the prior year end.  The increase is primarily due to loan originations of $332.1 million.  Partially offsetting the loan originations were loan sales totaling $184.2 million and loan prepayments of $105.3 million.  The Bank sold $178.3 million of multi-family loans and $5.9 million of commercial real estate loans, which generated net gains of $3.0 million.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth, and expects to continue to do so for the foreseeable future.  The Bank’s pipeline of new loans at September 30, 2007, was $90.2 million.

The allowance for loan losses increased $904,000 to $4.4 million as of September 30, 2007, compared to December 31, 2006.   The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans, and less multi-family loans, and an increase in nonperforming loans.  Net nonaccrual loans and other real estate owned were $4.6 million and $20,000, respectively, at September 30, 2007, compared to $574,000 and $138,000, respectively, as of December 31, 2006.  The increase in net nonaccrual loans at quarter end are primarily due to four loans associated with two separate and unrelated entities.  One of these entities defaulted on three SBA guaranteed loans totaling $1.1 million.  The non-guaranteed portion of these three loans totals $572,000, which has been fully reserved for.  On October 10, 2007, the Bank received three payments on each of these SBA loans. The fourth loan recently changed to nonaccrual status is a $3.1 million commercial real estate loan that is 30 days delinquent at quarter end.  The collateral securing the loan is currently in litigation with the plaintiff, a former associate of the borrower, alleging the fraudulent reconveyance of their previously recorded lien.  Management believes that it will not suffer a loss on this loan, as the title company has accepted the tender of defense, subject to its normal reservation of rights, and the collateral value securing the loan is considered adequate. The allowance for loan losses as a percent of nonaccrual loans decreased to 96% as of September 30, 2007 from 559% at December 31, 2006.  The ratio of nonperforming assets to total assets at September 30, 2007 was 0.60%.

Total deposits were $390.1 million as of September 30, 2007, compared to $339.4 million at December 31, 2006.   The increase in deposits is comprised of increases of $43.8 million and $13.2 million in retail certificates of deposits and brokered certificate of deposits, partially offset by a decrease in transaction accounts of $6.4 million. The cost of deposits as of September 30, 2007 was 4.36%, an increase of 21 basis points since December 31, 2006.

At September 30, 2007, total borrowings of the Company amounted to $321.6 million, a $5.2 million or 1.6% decrease from December 31, 2006, and were comprised of the Bank's $265.0 million and $45.7 million of FHLB term borrowings and overnight advances, respectively, $585,000 of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at September 30, 2007 was 4.63%, compared to 4.67% at December 31, 2006.

The Bank’s tier 1 leverage and total risk-based capital ratios at September 30, 2007 were 8.63% and 11.35%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  The Bank at September 30, 2007, had total assets of $774.2 million, net loans of $626.1 million, total deposits of $390.8 million, and total equity capital of $64.9 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
ASSETS	2007	2006
	(Unaudited)	(Audited)
Cash and due from banks	$6,848	$7,028
Federal funds sold	11	10,012
Cash and cash equivalents	6,859	17,040
Investment securities available for sale	57,060	61,816
Investment securities held to maturity	39,980	-
Federal Reserve and Federal Home Loan Bank stock, at cost	16,602	15,328
Loans held for sale	2,151	795
Loans held for investment, net of allowance for loan losses of $4,447 in 2007 and $3,543 in 2006, respectively	623,953	604,304
Accrued interest receivable	4,152	3,764
Foreclosed real estate	20	138
Premises and equipment	9,646	8,622
Income taxes receivable	130	130
Deferred income taxes	6,885	6,992
Bank owned life insurance	10,738	10,344
Other assets	924	1,601
Total assets	$779,100	$730,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$90,318	$96,761
Retail certificates of deposit	255,530	211,714
Wholesale/brokered certificates of deposit	44,203	30,974
Total deposits	390,051	339,449
Other borrowings	311,285	316,491
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	7,541	6,586
Total liabilities	719,187	672,836

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	52	54
Additional paid-in capital	66,371	67,306
Accumulated deficit	(5,674)	(8,631)
Accumulated other comprehensive loss, net of tax	(836)	(691)
Total stockholders’ equity	59,913	58,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$779,100	$730,874

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
INTEREST INCOME:	2007	2006	2007	2006
Loans	$11,758	$10,658	$33,890	$30,504
Other interest-earning assets	1,050	678	3,125	1,941
Total interest income	12,808	11,336	37,015	32,445

INTEREST EXPENSE:
Interest on transaction accounts	452	430	1,338	1,191
Interest on retail certificates of deposit	3,225	2,215	8,906	6,001
Interest on wholesale/brokered certificates of deposit	478	366	1,114	1,296
Total deposit interest expense	4,155	3,011	11,358	8,488
Other borrowings	3,730	4,028	11,324	10,429
Subordinated debentures	208	211	617	592
Total interest expense	8,093	7,250	23,299	19,509

NET INTEREST INCOME	4,715	4,086	13,716	12,936

PROVISION FOR LOAN LOSSES	403	-	917	104

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,312	4,086	12,799	12,832

NONINTEREST INCOME:
Loan servicing fee income	167	369	856	1,113
Bank and other fee income	155	136	463	370
Net gain from loan sales	970	1,462	3,034	2,321
Other income	227	218	766	548
Total noninterest income	1,519	2,185	5,119	4,352

NONINTEREST EXPENSE:
Compensation and benefits	2,716	2,389	8,029	6,937
Premises and occupancy	601	580	1,809	1,683
Data processing	137	99	384	284
Net loss on foreclosed real estate	35	26	59	69
Legal and audit expense	147	118	702	380
Marketing expense	220	215	566	563
Office and postage expense	95	102	299	299
Other expense	455	393	1,295	1,120
Total noninterest expense	4,406	3,922	13,143	11,335
NET INCOME BEFORE TAXES	1,425	2,349	4,775	5,849
PROVISION (BENEFIT) FOR INCOME TAXES	574	845	1,818	(302)
NET INCOME	$851	$1,504	$2,957	$6,151

Basic Average Shares Outstanding	5,163,488	5,263,988	5,197,737	5,261,195
Basic Earnings per Share	$0.16	$0.29	$0.57	$1.17

Diluted Average Shares Outstanding	6,491,760	6,684,649	6,554,247	6,685,263
Diluted Earnings per Share	$0.13	$0.23	$0.45	$0.92

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of	As of
	September 30, 2007	December 31, 2006	September 30, 2006
Asset Quality:
Non-accrual loans, net of specific allowance	$4,624	$574	$488
Other Real Estate Owned	$20	$138	$264
Nonperforming assets, net of specific allowance	$4,644	$712	$752
Net charge-offs (recoveries) for the quarter ended	$46	$(33)	$(116)
Net charge-offs (recoveries) for the year ended	$13	$38	$71
Allowance for loan losses	$4,447	$3,543	$3,083
Net charge-offs for quarter to average loans, annualized	0.03%	(0.02%)	(0.08%)
Net non-accrual loans to total loans	0.73%	0.09%	0.08%
Net non-accrual loans to total assets	0.59%	0.08%	0.07%
Net non-performing assets to total assets	0.60%	0.10%	0.11%
Allowance for loan losses to total loans	0.71%	0.58%	0.52%
Allowance for loan losses to non-accrual loans	96.17%	558.83%	539.50%

Average Balance Sheet: for the Quarter ended
Total assets	$752,908	$706,208	$700,660
Loans	$635,288	$604,072	$611,760
Deposits	$374,886	$327,535	$315,875
Borrowings	$292,824	$301,406	$309,355
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$11.60	$11.03	$10.85
Diluted book value	$9.56	$9.16	$9.02
Closing stock price	$10.57	$12.18	$12.00

Pacific Premier Bank Capital:
Tier 1 leverage capital	$64,467	$60,747	$59,312
Tier 1 leverage capital ratio	8.63%	8.38%	8.40%
Total risk-based capital ratio	11.35%	11.55%	11.89%

Loan Portfolio
Real estate loans:
Multi-family	$338,337	$357,275	$386,865
Commercial	164,860	173,452	144,922
Construction - Multi-family	1,686	-	-
One-to-four family	13,301	12,825	13,067
Business loans:
Commercial Owner Occupied	53,866	35,929	31,890
Commercial and Industrial	41,509	22,762	16,077
SBA loans	16,006	5,312	4,203
Other loans	215	63	26
Total gross loans	$629,780	$607,618	$597,050

	Nine Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2006
Profitability and Productivity:
Return on average assets	0.54%		1.19%
Return on average equity	6.61%		15.16%
Net interest margin	2.64%		2.61%
Non-interest expense to total assets	2.25%		2.12%
Efficiency ratio	69.47%		65.17%